EXHIBIT 10.1

                               EMPLOYMENT CONTRACT

     THIS AGREEMENT, made in Breda, Carroll County, Iowa, by and between Breda Telephone Corporation, an Iowa corporation, and having its principal place of business at Breda, Iowa, hereinafter called "Breda" and Robert Boeckman who resides in Carroll County, Iowa, hereinafter called "the Manager."

                                RECITAL OF FACTS

     Breda provides telephone services for the cities of Breda and Lidderdale and the surrounding territory and also controls subsidiary corporations, Prairie Telephone Co., Inc. which provides telephone services for several communities in southwestern Iowa, and Tele-Services, Ltd., which provides cable television services for a number of communities and that Breda contracts with the subsidiary corporations. Boeckman has been an employee of Breda Telephone Corporation for many years and has knowledge and acquaintances with people in the telephone industry of Iowa. The parties wish to continue the relationship and to provide for certain contingencies recognizing the increased value to Breda of the efforts and activities of the Manager.

     NOW, THEREFORE, in consideration of the mutual promised of the parties and the mutual benefits they will gain by the performances thereof, all in accordance with the provisions hereinafter set forth,

     IT IS THEREFORE AGREED:

     1. Term of Employment. The Manager hereby binds himself to continue in the service of Breda for a period of five (5) years from and after the effective date, and Breda hereby agrees to retain the services of the Manager for the same period of time.

     2. Termination and Dismissal. Notwithstanding any other provisions of this agreement, if at any time while this agreement is in effect, Breda wishes to terminate this agreement, it shall notify the Manager by registered mail to the last known post office address of the Manager of its intention to terminate and shall allow the Manager ninety (90) days notice of his last day of employment and shall pay the Manager the balance due under this contract.

     3. Compensation. The Corporation agrees to pay the Manager a salary of $59,037.71 during the year 1995. For the remaining term of this agreement, effective January 1 of each year, the salary level shall be adjusted to an amount equal to the previous years salary plus three and one-half percent (3 1/2%) plus the percentage increase as shown in the U.S. Department of Labor average cost of living index (CPI) for the previous year. In addition to the compensation provided herein, the Manager may

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be provided with annual bonus at the discretion of the Board.

     4. Manager Benefits. The Manager shall be entitled to the same benefits and under the same conditions as are available to other full-time employees of Breda according to the Breda policy and practice.

     5. Disability of Manager. In the event of the total disability of the Manager, the Manager shall be entitled to receive normal salary and benefits until the Breda disability program becomes effective and payable. Upon expiration, Breda shall be under no further obligation to the Manager other than those obligations normally existing under this contract. Total disability shall be defined to mean a mental or physical inability of the Manager to fulfill the requirements of the Manager as determined by the Board of Directors.

     6. Death of Manager. In the event of the death of the Manager from any cause, the terms and conditions of this agreement shall no longer be binding. However, Breda shall pay to the Manager's designated beneficiary, as shown in the records of Breda, any salary earned but unpaid as of the date of death, and an amount equivalent to six months salary at the Manager's salary rate at the date of death and the salary equivalent of all accrued but unused vacation time at the date of death.

     7. Manager's Duties and Performance. The Manager shall be responsible for the direction of all Breda activities and services; the hiring, discharge, and compensation of the employees of Breda under policies established by the Board of Directors; and for the interpretations and implementation of Breda policy as set forth by the Board of Directors and the Manager agrees to exercise judgement and discretion in the best interest of Breda. The Board of Directors of Breda acting in concert shall determine compliance with this paragraph and may determine the Manager to be in default; provided, however, the provisions of paragraph 2 hereof with regard to dismissal of the Manager shall apply. The Manager shall be supervised by the Chief Executive Officer (CEO) and the Manager shall advise and assist the CEO and be responsive to the needs and requirements. The Manager shall be available to fulfill the responsibilities of his position at all times and shall maintain an office and telephone in his home in order to fulfill these responsibilities during other than normal working hours.

     8. Employee Business Expense. Breda will reimburse the Manager for all necessary and reasonable expenses incurred by him in management and conduct of the affairs of Breda, including, but not limited to expenses incurred for travel, lodging, meals, entertainment, and membership in organizations used for any of the foregoing.

     The Manager shall obtain expenses approval by submitted itemized expense accounts to the CEO.

     9. Extension or Renewal. Unless Breda notifies the Manager in writing prior to April 1, 1999 of an intention to terminate the agreement, this agreement shall be extended for additional periods of one (1) year beyond the period in paragraph one under the same terms and conditions as

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exists for the year of January 1, 1995 to  December  31, 1999 and may be subject to renegotiating from that time on.

     10. Changes of Ownership. In the event the majority ownership of the corporation should change, the balance of the salary due the Manager under the terms of this contract shall be paid in full at the Manager's sole discretion.

     11. Effective Date. The effective date of this contract shall be January 1, 1995.

     Signed this 12 day of April, 1995.


                                        BREDA TELEPHONE CORPORATION


                                        By   /s/ Harold Uhlenkamp
                                             ----------------------------------
                                             President


                                        By   /s/ Roger Schwave
                                             ----------------------------------
                                             Secretary


                                        /s/  Robert Boeckman
                                             ----------------------------------
                                             Robert Boeckman, Manager

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